 Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 26, 2024, relating to the financial statements and financial highlights of Lazard International Equity Advantage Portfolio, a series of The Lazard Funds, Inc., appearing in the Annual Report in Form N-CSR of The Lazard Funds, Inc. for the year ended December 31, 2023, and to the references to us under the headings “Additional Information About the Portfolios”, “Experts”, “Representations and Warranties” in the Combined Information Statement/Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 21, 2025